Exhibit 99.1

Staffing 360 Solutions Raises $25 Million Credit Facility and $3 Million Term Loan with MidCap Financial

Funding Provides Working Capital to Support Staffing 360’s Organic Growth and

Strategic Initiatives

New York, NY – April 8, 2015 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations with operations in the US and Europe, today announced that the Company consummated a $25 million revolving credit facility and $3 million term loan with MidCap Financial, which is managed pursuant to an investment management agreement by a subsidiary of Apollo Global Management, LLC, one of the world’s leading alternative investment managers.

The $3 million term loan has a term of 4 years and will provide working capital to support organic growth and improve the Company’s balance sheet. The $25 million revolving credit facility is backed by the Company’s accounts receivables and will replace the Company’s existing $15 million facility with Wells Fargo, providing additional room for expansion as the Company grows.

“This latest infusion of capital from MidCap Financial represents a major milestone on our journey,” said Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Our organic growth and selective acquisition strategy has allowed Staffing 360 to surpass $130 million in annualized revenues since 2013. With this funding and larger credit facility in place, we believe our balance sheet, our operations and our management team are now in a strong position to direct our primary focus toward our M&A pipeline. I fully expect 2015 will be an exciting time for our Company as we continue to raise funds to fuel our growth.”

“We look forward to working with Staffing 360 Solutions as they continue to execute their vision,” said Stephen Redlich, Managing Director at MidCap Financial. “Companies need a lender that understands their business and has the creativity and flexibility to provide financing solutions that are suited to their needs. With their strong management team and M&A experience, we believe Staffing 360 Solutions represents significant growth potential in the fragmented staffing market.”

In connection with the transaction, Staffing 360 Solutions issued warrants that are convertible into common stock. The transaction was in reliance upon exemptions from registration pursuant to the provisions of Section 4(a)(2) or Rule 506 of Regulation D under the Securities Act of 1933, as amended.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About MidCap Financial

MidCap Financial is a middle market-focused, specialty finance firm that provides senior debt solutions to businesses across all industries. The firm’s years of experience, strong balance sheet, and flexibility make it a lender of choice for companies across all stages of growth and complexity. MidCap Financial refers to MidCap FinCo Limited, a private limited company domiciled in Ireland, and its subsidiaries. MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo Global Management, LLC, pursuant to an investment management agreement. Apollo Global Management is one of the world’s leading alternative investment managers with over $160 billion of assets under management (as of December 31, 2014), providing market leading industry expertise, market reach, and financing synergies. References to MidCap Financial prior to January 2015 are to its predecessor, MidCap Financial, LLC. Additional information about MidCap Financial can be found at: www.midcapfinancial.com.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations with operations in the US and Europe. The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT industries. For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions, as well as the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend current and any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control. The Company can give no assurance that the Company will be able to achieve these objectives. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

212.634.6413

investors@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

Jeff R. Mitchell, Chief Financial Officer

212.634.6411

info@staffing360solutions.com